The following is a summary of the terms of the notes offered by the preliminary pricing supplement hyperlinked below. Summary of Terms Issuer: JPMorgan Chase Financial Company LLC Guarantor: JPMorgan Chase & Co. Minimum Denomination: $1,000 Index: S&P 500 ® Index Participation Rate: 100.00% Pricing Date: August 31, 2023 Observation Date: August 31, 2028 Maturity Date: September 6, 2028 Call Settlement Dates: Quarterly (after an initial six - month non - call period) CUSIP: 48133YQC1 Preliminary Pricing Supplement: http://sp.jpmorgan.com/document/cusip/48133YQC1/doctype/Product_Termsheet/document.pdf Estimated Value: The estimated value of the notes, when the terms of the notes are set, will not be less than $950.00 per $1,000 principal amount note. For information about the estimated value of the notes, which likely will be lower than the price you paid for the notes, please see the hyperlink above. Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes and th e c redit risk of JPMorgan Chase & Co., as guarantor of the notes. Early Redemption We, at our election, may redeem the notes early, in whole but not in part, on any of the Call Settlement Dates at a price, fo r e ach $1,000 principal amount note, equal to (a) $1,000 plus (b) the Call Premium Amount applicable to that Call Settlement date . If we intend to redeem your notes early, we will deliver notice to The Depository Trust Company, or DTC, at least three business days before the applicable Call Settlement Date on which the no tes are redeemed early. Payment at Maturity If the notes have not been redeemed early and the Final Value is greater than the Initial Value, at maturity, you will receiv e a cash payment that provides you with a return per $1,000 principal amount note equal to the Index Return multiplied by the Participation Rate. If the notes h ave not been redeemed early and if held to maturity, you will receive a full repayment of principal on the notes, even if the Index declines, subject to the cre dit risks of JPMorgan Chase Financial LLC and JPMorgan Chase & Co . Any payment on the notes is subject to the credit risk of JPMorgan Chase Financial Company LLC, as issuer of the notes, and the credit risk of JPMorgan Chase & Co., as guarantor of the notes. Hypothetical Amount Payable** J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com 5yrNC6m Callable SPX Notes North America Structured Investments Index Return at Call Settlement Date / Observation Date Total Return at First Call Settlement Date Total Return at Ninth Call Settlement Date Total Return at Final Call Settlement Date Total Return at Maturity if Not Redeemed Early 65.00% 5.8750% 29.3750% 55.8125% 65.00% 40.00% 5.8750% 29.3750% 55.8125% 40.00% 30.00% 5.8750% 29.3750% 55.8125% 30.00% 20.00% 5.8750% 29.3750% 55.8125% 20.00% 10.00% 5.8750% 29.3750% 55.8125% 10.00% 0.00% 5.8750% 29.3750% 55.8125% 0.00% - 5.00% N/A N/A N/A 0.00% - 10.00% N/A N/A N/A 0.00% - 20.00% N/A N/A N/A 0.00% - 40.00% N/A N/A N/A 0.00% - 50.00% N/A N/A N/A 0.00% - 50.01% N/A N/A N/A 0.00% - 60.00% N/A N/A N/A 0.00% - 80.00% N/A N/A N/A 0.00% - 100.00% N/A N/A N/A 0.00% N/A – indicates that the notes would not be called on the applicable Call Settlement Date and no payment would be made for that date. * Reflects a Call Premium of 11.75% per annum in the table to the left. The Call Premium will be provided in the pricing supplement and will not be less than 11.75% per annum. ** Not all Call Settlement Dates reflected. The hypothetical returns on the notes shown above apply only if you hold the notes for their entire term or until redeemed early. These hypotheticals do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns would likely be lower. Capitalized terms used but not defined herein shall have the meaning set forth in the preliminary pricing supplement. Call Settlement Date Call Premium* First At least 5.8750 % Second At least 8.8125 % Third At least 11.7500% Fourth At least 14.6875 % Fifth At least 17.6250% Sixth At least 20.5625% Seventh At least 23.5000% Eighth At least 26.4375% Ninth At least 29.3750% Tenth At least 32.3125% Eleventh At least 35.2500% Twelfth At least 38.1875% Thirteenth At least 41.1250% Fourteenth At least 44.0625% Fifteenth At least 47.0000% Sixteenth At least 49.9375% Seventeenth At least 52.8750% Final At least 55.8125%

J.P. Morgan Structured Investments | 1 800 576 3529 | jpm_structured_investments@jpmorgan.com Selected Risks • If the notes have not been redeemed early, the notes may not pay more than the principal amount at maturity. • Any payment on the notes is subject to the credit risks of JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. Therefore the value of the notes prior to maturity will be subject to changes in the market’s view of the creditworthiness of JPMorgan Chase Financial Company LLC or JPMorgan Chase & Co. • If the notes are redeemed early, the appreciation potential of the notes is limited to the applicable Call Premium Amount paid on the notes. • The optional early redemption feature may force a potential early exit. • No interest payments, dividend payments or voting rights. • JPMorgan Chase & Co. is currently one of the companies that make up the Index. • As a finance subsidiary, JPMorgan Chase Financial Company LLC has no independent operations and has limited assets. Selected Risks (continued) • The estimated value of the notes will be lower than the original issue price (price to public) of the notes. • The estimated value of the notes is determined by reference to an internal funding rate. • The estimated value of the notes does not represent future values and may differ from others’ estimates. • The value of the notes, which may be reflected in customer account statements, may be higher than the then current estimated value of the notes for a limited time period. • Lack of liquidity: J.P. Morgan Securities LLC (who we refer to as JPMS) intends to offer to purchase the notes in the secondary market but is not required to do so. The price, if any, at which JPMS will be willing to purchase notes from you in the secondary market, if at all, may result in a significant loss of your principal. • Potential conflicts: We and our affiliates play a variety of roles in connection with the issuance of notes, including acting as calculation agent and hedging our obligations under the notes, and making the assumptions used to determine the pricing of the notes and the estimated value of the notes when the terms of the notes are set. It is possible that such hedging or other trading activities of J.P. Morgan or its affiliates could result in substantial returns for J.P. Morgan and its affiliates while the value of the notes decline. • The tax consequences of the notes may be uncertain. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes. Additional Information SEC Legend: JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. have filed a registration statement (including a pr osp ectus) with the SEC for any offerings to which these materials relate. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPM organ Chase Financial Company LLC and JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co. and this offering. You may get the se documents without cost by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, JPMorgan Chase Financial Company LLC and JPMorgan Chase & Co., any agent or any dealer participat ing in the this offering will arrange to send you the prospectus and each prospectus supplement as well as any product supplement, underlying supplement and preliminary pricing supplement if you so request by c all ing toll - free 1 - 866 - 535 - 9248. IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion o f U .S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Cha se & Co. of any of the matters addressed herein or for the purpose of avoiding U.S. tax - related penalties. Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisers as to the se matters. This material is not a product of J.P. Morgan Research Departments. Free Writing Prospectus Filed Pursuant to Rule 433, Registration Statement Nos. 333 - 270004 and 333 - 270004 - 01 North America Structured Investments 5yrNC6m Callable SPX Notes The risks identified above are not exhaustive. Please see “Risk Factors” in the prospectus supplement and the applicable prod uct supplement and “Selected Risk Considerations” in the applicable preliminary pricing supplement for additional information.